As filed with the U.S. Securities and Exchange Commission on January 30, 2009
Registration No. 333-156803
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Seacoast Banking
Corporation of Florida	Florida	59-2260678

(Exact name of registrant	(State or other jurisdiction of	(I.R.S. Employer
as specified in its charter)	incorporation or organization)	Identification Number)
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
(772) 287-4000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Dennis S. Hudson, III
Chief Executive Officer
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
(772) 287-4000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Ralph F. MacDonald III, Esq.
Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, Georgia 30309
(404) 581-3939
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 4l3(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
     We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
SEACOAST BANKING CORPORATION OF FLORIDA
2,000 SHARES OF FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A
LIQUIDATION PREFERENCE AMOUNT $25,000 PER SHARE
(OR DEPOSITARY SHARES EVIDENCING FRACTIONAL INTERESTS IN SUCH SHARES)
1,179,245 SHARES OF COMMON STOCK AND A WARRANT TO PURCHASE SUCH SHARES
     This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), or, in the event such shares are deposited with a depositary as described in this prospectus, depositary shares evidencing fractional interests in such shares, a warrant to purchase 1,179,245 shares of our common stock (the “Warrant”), and any shares of our common stock issuable from time to time upon exercise of the Warrant. In this prospectus, we refer to the shares of Series A Preferred Stock, the Warrant and the shares of common stock issuable upon exercise of the Warrant, collectively, as the securities. The Series A Preferred Stock and the Warrant were originally issued by us pursuant to the Letter Agreement dated December 19, 2008, and the related Securities Purchase Agreement — Standard Terms (collectively, the “Purchase Agreement”), between us and the United States Department of the Treasury (“Treasury”), which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).
     The selling securityholders who may sell or otherwise dispose of the securities offered by this prospectus include Treasury and any other holders of the securities covered by this prospectus to whom Treasury has transferred its registration rights in accordance with the terms of the Purchase Agreement between us and Treasury. The selling securityholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions, if any. We will not receive any proceeds from the sale of securities by the selling securityholders.
     Neither the Series A Preferred Stock nor the Warrant is listed on an exchange. Unless requested by the initial selling securityholder, we do not intend to list the Series A Preferred Stock on any exchange. We do not intend to list the Warrant on any exchange.
     Our common stock is listed on the NASDAQ Global Select Market under the symbol “SBCF.” On January 29, 2009, the last reported sale price of our common stock on the NASDAQ Global Select Market was $5.40 per share. You are urged to obtain current market quotations of our common stock.
     Investing in our securities involves risks. See the description of “Risk Factors” which begins on page 1.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense in the United States.
     These securities are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus is dated January 30, 2009.

TABLE OF CONENTS
Prospectus
     -i-

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.
     We will provide a prospectus supplement containing specific information about the terms of each particular offering by the selling securityholders. The prospectus supplement may also add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under “Where You Can Find More Information” for more information.
     Unless the context requires otherwise, references to “Seacoast Banking Corporation of Florida”, “Seacoast Banking”, “Seacoast”, the “Company”, “we”, “our”, “ours” and “us” are to Seacoast Banking Corporation of Florida and its subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SECs public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.
     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K) made with the SEC under Sections 13(a), 13 (c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the selling securityholders or any underwriters sell all of the securities:
•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, and Form 10-Q/A for the quarter ended September 30, 2008 filed on November 10, 2008; and

•	Current Reports on Form 8-K filed on January 28, 2008, January 31, 2008, February 6, 2008, March 26, 2008, May 1, 2008, May 12, 2008, August 29, 2008, December 23, 2008 and January 5, 2009.
     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Seacoast Banking Corporation of Florida
P.O. Box 9012
815 Colorado Avenue
Stuart, Florida 34995
Telephone: (772) 287-4000
Facsimile: (772) 288-6012
Attention: Shareholder Services
     Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in United States dollars.
     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.
     -ii-

SPECIAL CAUTIONARY NOTICE
REGARDING FORWARD-LOOKING STATEMENTS
     Certain of the statements made herein, including information incorporated herein by reference to other documents, are “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act and Section 21E of the Exchange Act.
     Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.
     All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may”, “will”, “anticipate”, “assume”, “should”, “indicate”, “would”, “believe”, “contemplate”, “expect”, “estimate”, “continue”, “plan”, “point to”, “project”, “could”, “intend”, “target”, and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:
•	the effects of future economic, business and market conditions, domestic and foreign, including seasonality;

•	governmental monetary and fiscal policies;

•	legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators;

•	changes in accounting policies, rules and practices;

•	the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;

•	credit risks of borrowers;

•	changes in the availability and cost of credit and capital in the financial markets;

•	changes in the prices, values and sales volumes of residential and commercial real estate;

•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

•	the failure of assumptions underlying the establishment of reserves for possible loan losses and other estimates;

•	the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions;

•	changes in technology or products that may be more difficult, costly, or less effective, than anticipated;

•	the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions; and

•	other factors and risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in any of our subsequent reports that we have made or make with the SEC under the Exchange Act, including, without limitation, our amended Quarterly Report on Form 10-Q/A for the periods ended September 30, 2008 filed on November 10, 2008.
     All written or oral forward-looking statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date of this prospectus, or after the respective dates on which such statements otherwise are made.
     -iii-

PROSPECTUS SUMMARY
Our Company
     We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and our principal subsidiary is Seacoast National Bank (“Seacoast National”). Seacoast National commenced its operations in 1933, and operated prior to 2006 as “First National Bank & Trust Company of the Treasure Coast.” At December 31, 2007, Seacoast National had 43 banking offices in 14 counties in Florida. In addition, Seacoast Marine Finance Division, a division of Seacoast National, has offices located in Florida and California. We also conduct business through various subsidiaries:
•	FNB Brokerage Services, Inc., which provides securities brokerage and annuity sales;

•	FNB Property Holdings, Inc., a Delaware holding company, whose primary asset is an investment in FNB RE Services, Inc.; and

•	FNB RE Services, Inc., a real estate investment trust that holds mortgage loans originated by Seacoast National.
     We have various other subsidiaries engaged in holding other real estate, including properties obtained in foreclosure, and several Delaware statutory trusts which have issued, or which may issue, trust preferred securities on our behalf.
     We and our subsidiaries offer a full array of deposit accounts and retail banking services, engage in consumer and commercial lending and provide a wide variety of trust and asset management services, as well as securities and annuity products.
     As a bank holding company, we are a legal entity separate and distinct from our subsidiaries, including Seacoast National. Seacoast coordinates the financial resources of the consolidated enterprise through financial, operational and administrative systems and coordination of various policies and activities. Seacoast’s operating revenues and net income are derived primarily from Seacoast National through dividends and fees for services performed.
     Our principal executive offices are located at 815 Colorado Avenue, Stuart, Florida 34994, and our telephone number at that address is (772) 287-4000. We maintain an Internet website at www.seacoastbanking.com. We are not incorporating the information on our website into this prospectus, and neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.
Securities Being Offered
     On December 19, 2008, pursuant to the Troubled Asset Relief Program Capital Purchase Program of Treasury, we sold to Treasury 2,000 shares of our Series A Preferred Stock, liquidation preference amount $25,000 per share, for an aggregate purchase price of $50.0 million, and concurrently issued to Treasury the ten-year Warrant to purchase up to 1,179,245 shares of our common stock at an exercise price of $6.36 per share. The issuance of the Series A Preferred Stock and the Warrant were completed in a private placement to Treasury exempt from the registration requirements of the Securities Act of 1933. We were required under the terms of the related Purchase Agreement between us and Treasury to register for resale the shares of the Series A Preferred Stock, the Warrant and the shares of our common stock underlying the Warrant. This registration includes depositary shares, representing fractional interests in the Series A Preferred Stock, which may be resold pursuant to this prospectus in lieu of whole shares of Series A Preferred Stock in the event Treasury requests that we deposit the Series A Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the Purchase Agreement. See “Description of Depositary Shares.” The terms of the Series A Preferred Stock, the Warrant and our common stock are described under “Description of Series A Preferred Stock,” “Description of Warrant,” and “Description of Common Stock.”
RISK FACTORS
     Before you invest in our securities, in addition to the risk factors set forth below and other information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement, as well as our most recent Annual Report on Form 10-K, and in any of our subsequent reports that we have made or will make with the SEC under the Exchange Act, including, without limitation, our amended Quarterly Report on Form 10-Q/A for the periods ended September 30, 2008 filed on November 10, 2008 which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Risks Related to Our Business
Because of our participation in Treasury’s Capital Purchase Program, we are subject to several restrictions including restrictions on our ability to declare or pay dividends and repurchase our shares as well as restrictions on our executive compensation.
     On December 19, 2008, pursuant to the Purchase Agreement, the Company issued to Treasury for aggregate consideration of $50,000,000 (i) 2,000 shares of the Series A Preferred Stock, par value $0.10 per share and liquidation preference $25,000 per share and (ii) the Warrant to purchase 1,179,245 shares of the Company’s common stock, par value $0.10 per share. Pursuant to the terms of the Purchase Agreement, our ability to declare or pay dividends on any of our shares is limited. Specifically, we are unable to declare dividend payments on common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the Series A Preferred Stock. Further, without Treasury approval, we are not permitted to increase dividends on our common stock above the amount of the last quarterly cash dividend per share declared prior to December 19, 2008 without Treasury’s approval until the third anniversary of the investment unless all of the Series A Preferred Stock has been redeemed or transferred by Treasury. In addition, our ability to repurchase our shares is restricted. Treasury consent generally is required for us to make any stock repurchase until the third anniversary of the investment by Treasury unless all of the Series A Preferred Stock has been redeemed or transferred by Treasury to a third party. Further, common, junior preferred or pari passu preferred shares may not be repurchased if we are in arrears on the Series A Preferred Stock dividends.
     In addition, pursuant to the terms of the Purchase Agreement, we adopted Treasury’s standards for executive compensation and corporate governance for the period during which Treasury holds the equity issued pursuant to the Purchase Agreement, including the common stock which may be issued pursuant to the Warrant. These standards generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments to senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. In particular, the change to the deductibility limit on executive compensation may increase the overall cost of our compensation programs in future periods. Since the Warrant has a ten year term, we could potentially be subject to the executive compensation and corporate governance restrictions for a ten year time period.
Seacoast National has agreed to a formal agreement and to maintain certain capital ratios as of March 31, 2009.
     Seacoast National entered into a Formal Agreement with the Office of the Comptroller of the Currency (the “OCC”) on December 16, 2008 to improve Seacoast National’s asset quality Seacoast National also separately agreed with the OCC to maintain a Tier 1 leverage capital ratio of at least 7.50% and a total risk-based capital ratio of at least 12.0% as of March 31, 2009. Neither the Formal Agreement nor the agreement with the OCC as to minimum capital ratios changed Seacoast National’s status as “well-capitalized” for bank regulatory purposes.
Risks Related to the Series A Preferred Stock
The Series A Preferred Stock is equity and is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on the Series A Preferred Stock; and the Series A Preferred Stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.
     Shares of the Series A Preferred Stock are equity interests in Seacoast Banking and do not constitute indebtedness. As such, the Series A Preferred Stock, like our common stock, ranks junior to all indebtedness and other non-equity claims on Seacoast Banking with respect to assets available to satisfy claims on Seacoast Banking, including in a liquidation of Seacoast Banking. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series A Preferred Stock, (1) dividends are payable only when, as and if authorized and declared by, our board of directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our board of directors deems relevant, and (2) we may not pay dividends on our capital stock if we are in default on certain indebtedness or have elected to defer payments of interest on our subordinated indebtedness.

     Seacoast Banking is an entity separate and distinct from our principal subsidiary, Seacoast National, and derives substantially all of its revenue in the form of dividends from that subsidiary. Accordingly, Seacoast Banking is and will be dependent upon dividends from Seacoast National to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on the Series A Preferred Stock and its common stock. Seacoast National’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements while maintaining its required capital. In the event Seacoast National is unable to pay dividends to Seacoast Banking, Seacoast Banking may not be able to pay dividends on the Series A Preferred Stock. Also, Seacoast Banking’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors including the preferred claims of Seacoast National’s depositors.
     In addition, the Series A Preferred Stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred Stock or to which the Series A Preferred Stock will be structurally subordinated.
An active trading market for the Series A Preferred Stock may not develop.
     The Series A Preferred Stock is not currently listed on any securities exchange and we do not anticipate listing the Series A Preferred Stock on an exchange unless we are requested to do so by Treasury pursuant to the Purchase Agreement between us and Treasury. There can be no assurance that an active trading market for the Series A Preferred Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market value and liquidity of the Series A Preferred Stock may be adversely affected.
The Series A Preferred Stock may be junior in rights and preferences to our future preferred stock.
     Subject to approval by the holders of at least 66 2/3% of the shares of Series A Preferred Stock then outstanding, voting together as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Series A Preferred Stock. The terms of any such future preferred stock expressly senior to the Series A Preferred Stock may restrict dividend payments on the Series A Preferred Stock. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Series A Preferred Stock have been paid for the relevant periods, no dividends will be paid on the Series A Preferred Stock, and no shares of the Series A Preferred Stock may be repurchased, redeemed, or otherwise acquired by us. This could result in dividends on the Series A Preferred Stock not being paid when contemplated. In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the Series A Preferred Stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.
Holders of the Series A Preferred Stock have limited voting rights.
     Unless and until we are in arrears on our dividend payments on the Series A Preferred Stock for six dividend periods, whether or not consecutive, the holders of the Series A Preferred Stock will have no voting rights except with respect to certain fundamental changes in the terms of the Series A Preferred Stock and certain other matters and except as may be required by Florida law. If dividends on the Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the total number of positions on the Seacoast Banking board of directors will automatically increase by two and the holders of the Series A Preferred Stock, acting as a class with any other shares of our preferred stock with parity voting rights to Series A Preferred Stock, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “Description of Series A Preferred Stock—Voting Rights.” Based on the current number of members of the Seacoast Banking board of directors, directors elected by the holders of the common stock would have a controlling majority of the board and would be able to take any action approved by them notwithstanding any objection by the directors elected by the holders of the Series A Preferred Stock.

If we are unable to redeem the Series A Preferred Stock after five years, the cost of this capital to us will increase substantially.
     If we are unable to redeem the Series A Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum to 9.0% per annum. See “Description of Series A Preferred Stock—Redemption and Repurchases.” Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A Preferred Stock could have a material negative effect on our liquidity.
Risks Related to Our Common Stock
We may issue additional shares of common or preferred stock, which may dilute the ownership and voting power of our shareholders and the book value of our common stock.
     We are currently authorized to issue up to 35,000,000 shares of common stock of which 19,171,783 shares are currently outstanding and up to 4,000,000 shares of preferred stock of which 2,000 shares are outstanding. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares and to establish the terms of any series of preferred stock. These authorized but unissued shares could be issued on terms or in circumstances that could dilute the interests of other stockholders.
Provisions of our Articles of Incorporation could deter takeovers.
     Our amended and restated articles of incorporation contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. As a result, our board of directors may decide not to pursue transactions that would otherwise be in your best interests as a holder of our common stock. See “Anti-takeover Effects of Certain Articles of Incorporation Provisions.”
There are restrictions on our ability to pay cash dividends.
     Although we have historically paid cash dividends, there is no assurance that we will continue to pay cash dividends. Future payment of cash dividends, if any, will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the board may deem relevant and will be subject to applicable federal and state laws that impose restrictions on our and our subsidiaries, including Seacoast National’s funds available to pay dividends.

The Purchase Agreement between us and Treasury limits our ability to pay dividends on and repurchase our common stock.
     The Purchase Agreement between us and Treasury provides that prior to the earlier of (i) December 19, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock above that last declared prior to December 19, 2008 or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Series A Preferred Stock or trust preferred securities. In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series A Preferred Stock. These restrictions could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our board of directors. Although we have historically paid cash dividends on our common stock, we are not required to do so and our board of directors could reduce or eliminate our common stock dividend in the future.
The Series A Preferred Stock reduces the net income available to our common stockholders and earnings per common share, and the Warrant we issued to Treasury may be dilutive to holders of our common stock.
     The dividends declared and the accretion on discount on the Series A Preferred Stock will reduce the net income available to common stockholders and our earnings per common share. The Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of Seacoast Banking. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the Warrant we issued to Treasury in conjunction with the sale to Treasury of the Series A Preferred Stock is exercised. The shares of common stock underlying the Warrant represent approximately 6.15% of the shares of our common stock outstanding as of December 31, 2008 (including the shares issuable upon exercise of the Warrant in total shares outstanding). Although Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the Warrant, a transferee of any portion of the Warrant or of any shares of common stock acquired upon exercise of the Warrant is not bound by this restriction.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS
     Our consolidated ratio of earnings to combined fixed charges and preference dividends for each of the periods indicated is as follows:

Nine Months Ended
	September 30		Years Ended December 31
	2008	2007	2007	2006	2005	2004	2003
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:

Excluding interest on deposits	*	2.24x	2.20x	4.79x	7.62X	11.84x	7.59x

Including interest on deposits	0.00x	1.23x	l.22x	l.72x	2.24x	2.61x	2.30x

*	Earnings for the nine-month period ended September 30, 2008 were inadequate to cover fixed charges and preferred stock dividends by $33,544, excluding interest on deposits, and $38,605, including interest on deposits.
     For the purpose of computing the ratios of earnings to combined fixed charges and preference dividends, earnings consist of consolidated income from continuing operations before provision for income taxes, minority interest and fixed charges, and combined fixed charges and preference dividends consist of interest expense, amortization of debt issuance costs, dividends on preferred stock, and the portion of rental expense deemed to represent interest. Fixed charges exclude interest on uncertain tax positions which is classified with the provision for income taxes in the consolidated financial statements.
USE OF PROCEEDS
     We will not receive any proceeds from any sale of the securities by the selling securityholders.
DESCRIPTION OF SERIES A PREFERRED STOCK
     This section summarizes specific terms and provisions of the Series A Preferred Stock. The description of the Series A Preferred Stock contained in this section is qualified in its entirety by the actual terms of the Series A Preferred Stock, as are stated in the Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed on December 23, 2008 and incorporated by reference into this prospectus. See “Where You Can Find More Information.”
General
     The Series A Preferred Stock constitutes a series of our perpetual, cumulative, preferred stock, consisting of 2,000 shares, par value $0.10 per share, having a liquidation preference amount of $25,000 per share. The Series A Preferred Stock has no maturity date. We issued the shares of Series A Preferred Stock and Warrants to Treasury on December 19, 2008 in connection with the TARP Capital Purchase Program for an aggregate purchase price of $50.0 million. Pursuant to the Purchase Agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued. See “Description of Depositary Shares.” The Series A Preferred Stock and Warrants qualify as Tier 1 capital for regulatory purposes.

Dividends
     Rate. Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $25,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from December 19, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2009. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
     Dividends on the Series A Preferred Stock will be cumulative. If for any reason our board of directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).
     We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.
     Priority of Dividends. So long as the Series A Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.
     “Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of Seacoast Banking. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.
     “Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of Seacoast Banking, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights
     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Seacoast Banking, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of the assets of Seacoast Banking or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $25,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.
     For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of Seacoast Banking with another entity nor a sale, lease or exchange of all or substantially all of Seacoast Banking’s assets will constitute a liquidation, dissolution or winding up of the affairs of Seacoast Banking.
Redemptions and Repurchases
     The Series A Preferred Stock is redeemable at our option, subject to prior approval by the Board of Governors of the Federal Reserve System or its delegee (the “Federal Reserve”) in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $25,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date, and provided further that the Series A Preferred Stock may be redeemed prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to February 15, 2012) only if (i) we have raised aggregate gross proceeds in one or more Qualified Equity Offerings of at least the Minimum Amount and (ii) the aggregate redemption price of the Series A Preferred Stock does not exceed the aggregate net proceeds from such Qualified Equity Offerings by us and any successor. The “Minimum Amount” means $12,500,000 plus, in the event we are succeeded in a business combination by another entity which also participated in the TARP Capital Purchase Program, 25% of the aggregate liquidation preference amount of the preferred stock issued by that entity to Treasury. A “Qualified Equity Offering” is defined as the sale for cash by Seacoast Banking (or its successor) of preferred stock or common stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.
     If we redeem all the outstanding shares of Series A Preferred Stock by December 19, 2009, 50% of the Warrants will be cancelled.
     To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Series A Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Series A Preferred Stock must state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors determines to be fair and equitable.
     The Purchase Agreement between us and Treasury provides that so long as Treasury continues to own any shares of Series A Preferred Stock, we may not repurchase any shares of Series A Preferred Stock from any other holder of such shares unless we offer to repurchase a ratable portion of the shares of Series A Preferred Stock then held by Treasury on the same terms and conditions.
     Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series A Preferred Stock.
No Conversion Rights
     Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.
Voting Rights
     The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Florida law.

     Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of Seacoast Banking will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Series A Preferred Stock.
     No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding shares of Series A Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.
     The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined under “—Dividends-Priority of Dividends”) upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.
     If holders of the Series A Preferred Stock obtain the right to elect two directors and if the Federal Reserve deems the Series A Preferred Stock a class of “voting securities”, (a) any bank holding company that is a holder may be required to obtain the approval of the Federal Reserve to acquire more than 5% of the Series A Preferred Stock and (b) any person may be required to obtain the approval of the Federal Reserve to acquire or retain 10% or more of the then outstanding shares of Series A Preferred Stock.
     In addition to any other vote or consent required by Florida law or by our articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to do the following:
•	amend our Amended and Restated Articles of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of Seacoast Banking; or

•	amend our Amended and Restated Articles of in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•	consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of Seacoast Banking with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which Seacoast Banking is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.
     To the extent holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one vote for each share then held.
     The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A Preferred Stock would otherwise be required, all outstanding shares of the Series A Preferred Stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.
DESCRIPTION OF DEPOSITARY SHARES
     Pursuant to the Purchase Agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued. The Shares of Series A Preferred Stock would be held by a depositary (expected to be a bank or trust company) reasonably acceptable to Treasury. If we enter into such a depositary arrangement, the selling securityholders would be offering depositary shares, each representing a fraction of a share of Series A Preferred Stock, instead of actual whole shares of Series A Preferred Stock. The actual terms of any such depositary arrangement would be set forth in a deposit agreement to which we would be a party, which would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus. See “Where You Can Find More Information.”
DESCRIPTION OF WARRANT
     This section summarizes specific terms and provisions of the Warrant we issued to Treasury on December 19, 2008 concurrent with our sale to Treasury of 2,000 shares of Series A Preferred Stock pursuant to the TARP Capital Purchase Program. The description of the Warrant contained in this section is qualified in its entirety by the actual terms of the Warrant, a copy of which was attached as Exhibit 4.2 to our Current Report on Form 8-K filed on December 23, 2008 and incorporated by reference into this prospectus. See “Where You Can Find More Information.”
General
     The Warrant gives the holder the right to initially purchase up to 1,179,245 shares of our common stock at an exercise price of $6.36 per share. Subject to the limitations on exercise to which Treasury is subject described under “—Transferability,” the Warrant is immediately exercisable and expires on December 19, 2018. The exercise price may be paid (i) by having us withhold from the shares of common stock that would otherwise be issued to the warrant holder upon exercise, a number of shares of common stock having a market value equal to the aggregate exercise price or (ii) if both we and the warrant holder consent, in cash.

Possible Reduction in Number of Shares
     If we (or any successor to us by a business combination) complete one or more Qualified Equity Offerings (as defined under “Description of Series A Preferred Stock—Redemption and Repurchases”) prior to December 31, 2009 resulting in aggregate gross proceeds of at least $50.0 million, the number of shares of common stock underlying the Warrant then held by Treasury will be reduced by 50%. The number of shares subject to the Warrant are subject to further adjustment as described below under “—Other Adjustments.”
Transferability
     The Warrant is not subject to any restrictions on transfer; however, Treasury may only transfer or exercise the Warrant with respect to one-half of the shares underlying the Warrant prior to the earlier of (i) the date on which we (or any successor to us by a business combination) have received aggregate gross proceeds of at least $50.0 million from one or more Qualified Equity Offerings (including those by any successor to us by a business combination) and (ii) December 31, 2009.
Voting of Warrant Shares
     Treasury has agreed that it will not vote any of the shares of common stock that it acquires upon exercise of the Warrant. This does not apply to any other person who acquires any portion of the Warrant, or the shares of common stock underlying the Warrant, from Treasury.
Other Adjustments
     The exercise price of the Warrant and the number of shares underlying the Warrant automatically adjust upon the following events:
•	any stock split, stock dividend, subdivision, reclassification or combination of our common stock;

•	any stock split, stock dividend, subdivision, reclassification or combination of our common stock;

•	until the earlier of (i) the date on which Treasury no longer holds any portion of the Warrant and (ii) December 19, 2011, issuance of our common stock (or securities convertible into our common stock) for consideration (or having a conversion price per share) less than 90% of then current market value, except for issuances in connection with benefit plans, business acquisitions and public or other broadly marketed offerings;

•	a pro rata repurchase by us of our common stock; or

•	a determination by our board of directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the board, to protect the purchase rights of the warrant holders.
     In addition, if we declare any dividends or distributions on our common stock other than our historical, ordinary cash dividends, dividends paid in our common stock and other dividends or distributions covered by the first bullet point above, the exercise price of the Warrant will be adjusted to reflect such distribution.
     In the event of any merger, consolidation, or other business combination to which we are a party, the Warrant holder’s right to receive shares of our common stock upon exercise of the Warrant will be converted into the right to exercise the Warrant to acquire the number of shares of stock or other securities or property (including cash) which the common stock issuable upon exercise of the Warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination. For purposes of the provision described in the preceding sentence, if the holders of our common stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the Warrant holder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the common stock who affirmatively make an election.

No Rights as Stockholders
     The Warrant does not entitle its holder to any of the rights of a stockholder of Seacoast Banking.
DESCRIPTION OF COMMON STOCK
     For purposes of this section, the terms “we,” “our” and “us” refer only to Seacoast Banking and not its subsidiaries.
     The following description of shares of our common stock, par value $0.10 per share, or “common stock,” is a summary only and is subject to applicable provisions of the Florida Business Corporation Act, as amended (the “Florida Act”), and to our amended and restated articles of incorporation and our amended and restated bylaws. You should refer to, and read this summary together with, our amended and restated articles of incorporation and amended and restated bylaws to review all of the terms of our common stock.
General
     Our amended and restated articles of incorporation provide that we may issue up to 35 million shares of common stock, par value of $0.10 per share. As of December 31, 2008, 19,283,840 shares of our common stock were issued and 19,171,993 were outstanding. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on the NASDAQ Global Select Market under the symbol “SBCF”.
Voting Rights
     Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of our common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of our preferred stock, including the voting rights held by holders of our Series A Preferred Stock.
     There is no cumulative voting in the election of directors, which means that the holders of a plurality of our outstanding shares of common stock can elect all of the directors then standing for election. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of the holders of a majority of all outstanding shares under applicable Florida law. Our amended and restated articles of incorporation provide certain anti-takeover provisions that require super-majority votes, which may limit shareholders’ rights to effect a change in control as described under the section below entitled ‘‘Anti-Takeover Effects of Certain Articles of Incorporation Provisions.”
Dividends, Liquidation and Other Rights
     Holders of shares of common stock are entitled to receive dividends only when, as and if approved by our board of directors from funds legally available for the payment of dividends, after payment of dividends on our outstanding series of preferred stock. Our shareholders are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities and of any preferences of Series A Preferred Stock or any other series of our preferred stock that may be outstanding in the future. These rights are subject to the preferential rights of any other series of our preferred stock that may then be outstanding.
     Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Our board of directors may issue additional shares of our common stock or rights to purchase shares of our common stock without the approval of our shareholders.
Transfer Agent and Registrar
     Subject to compliance with applicable federal and state securities laws, our common stock may be transferred without any restrictions or limitations. The transfer agent and registrar for shares of our common stock is Continental Stock Transfer and Trust Company.

ANTI-TAKEOVER EFFECTS OF CERTAIN ARTICLES OF INCORPORATION PROVISIONS
     Our amended and restated articles of incorporation contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with our directors. We believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with our directors.
     Our amended and restated articles of incorporation provide for a classified board, to which approximately one-third of our board of directors is elected each year at our annual meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. The classification of our board of directors has the effect of making it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of our shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of our board of directors would be beneficial to us and our shareholders and whether or not a majority of our shareholders believe that such a change would be desirable.
     The classification of our board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. The classification of our board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of our board of directors may discourage accumulations of large blocks of our stock by purchasers whose objective is to take control of us and remove a majority of our board of directors, the classification of our board of directors could tend to reduce the likelihood of fluctuations in the market price of our common stock that might result from accumulations of large blocks of our common stock for such a purpose. Accordingly, our shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.
     Our amended and restated articles of incorporation require the affirmative vote of the holders of (i) not less than two-thirds of all the shares of our stock outstanding and entitled to vote, and (ii) a majority of the shares of our stock outstanding and entitled to vote that are not beneficially owned or controlled, directly or indirectly, by a Related Person (as defined in our amended and restated articles of incorporation), to approve: (a) any sale, lease or other disposition of all or substantially all of our assets, (b) any merger, consolidation or purchase and/or assumption of assets and/or liabilities, (c) any reclassification of securities, recapitalization or similar transaction, or (d) any acquisition by a person of 5% or more of our voting shares or securities convertible into our voting shares. Any business combination described above may be approved only by the affirmative vote of a majority of the our voting shares if such business combination is approved and recommended to the shareholders by (x) the affirmative vote of two-thirds of our board of directors, and (y) a majority of the Continuing Directors (as defined in our amended and restated articles of incorporation).
     Our amended and restated articles of incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in us more difficult where the takeover attempt or other acquisition has not been approved by our board of directors. These provisions include:
•	A requirement that any change to our amended and restated articles of incorporation relating to the structure of our board of directors, certain anti-takeover provisions and shareholder proposals must be approved by the affirmative vote of holders of (i) two-thirds of the shares outstanding and entitled to vote, and (ii) a majority of the outstanding shares entitled to vote that are not beneficially owned by a Related Person;

•	A requirement that any change to our bylaws, including any change relating to the number of directors, must be approved by the affirmative vote of (i) two-thirds of our board of directors or shareholders, and (ii) a majority of the continuing directors;

•	A requirement that shareholders may call a meeting of shareholders on a proposed issue or issues only upon the receipt by us from the holders of 50% of all shares entitled to vote on the proposed issue or issues of signed and dated written demands for the meeting describing the purpose for which it is to be held; and

•	A requirement that a shareholder wishing to submit proposals for a shareholder vote comply with certain procedures, including advanced notice requirements, in order for the proposal to be submitted to shareholders for their consideration.
     We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock without further action by our shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Our board of directors could authorize and issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or that our shareholders otherwise consider to be in their best interest.
PLAN OF DISTRIBUTION
     We are registering the securities covered by this prospectus for the selling securityholders.
     We will pay the costs and fees of registering the securities covered by this prospectus and other expenses related to the registration of the securities to the extent required by the Purchase Agreement. However, the Company will not pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes or other expenses associated with the sale of the securities, on behalf of the selling securityholders. Pursuant to the Purchase Agreement, the Company has agreed to provide certain indemnification to the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, in connection with this offering.
     The selling securityholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale of the securities.
     The securities being offered hereby may be sold from time to time, by the selling securityholders as described in and subject to any restrictions in the applicable prospectus supplement from time to time in any of the following ways:
•	on any national securities exchange or quotation service on which the Series A Preferred Stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of shares of our common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or in the over-the-counter market or in any combination of such transactions;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;
•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in privately negotiated transactions;

•	in short sales;

•	through transactions in which broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     If the selling securityholders use underwriters in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated otherwise, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.
     Unless otherwise indicated, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for the account of the selling securityholders and will receive commissions from the selling securityholders.
     Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of securities for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal, or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

     The selling securityholders may also sell offered securities directly. In this case, no underwriters or agents would be involved.
     The securities may be sold from time to time in one or more transactions, and in any combination of transactions:
•	at fixed prices, which may be changed;

•	at market prices prevailing at the time of the sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.
     Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may also be sold under Rule 144 or Rule 144A in certain instances, rather than pursuant to this prospectus. In addition to selling the securities under this prospectus, the selling securityholders may transfer the securities in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer. The selling securityholders may also transfer the shares by other means not described in this prospectus. Moreover, the selling securityholders may decide not to sell any securities offered hereby.
     In addition, in connection with the sale of the securities or otherwise, the selling securityholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions, which may in turn engage in short sales of the common stock issuable upon exercise of the Warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the Warrant and deliver common stock to close out short positions, or loan or pledge the Series A Preferred Stock or the common stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.
     In connection with resales of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities and deliver securities to close out such short positions, or loan or pledge common stock to broker-dealers that in turn may sell such securities. Such transactions may be effected by the selling securityholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling securityholders may effect such transactions by selling the securities to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts or commissions from the selling securityholders and may receive commissions from the purchasers of the securities for whom they may act as agent (which discounts or commissions from the selling securityholders or such purchasers will not exceed those customary in the type of transactions involved).
     In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the commission, discounts and any other compensation of any broker-dealer or any profits in resales of the securities by broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
     The selling securityholders and any underwriters and distribution participants will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

     Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.
     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, upon being notified by the selling securityholders that a material arrangement has been entered into with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such prospectus supplement will disclose:
•	the name of the selling securityholders and any participating broker, dealer, agent or underwriter;

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	any securities exchanges on which such securities may be listed;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

•	other facts material to the transaction.
     In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Neither the Series A Preferred Stock nor the Warrant is listed on a national securities exchange or any securities market. Unless requested by the initial selling securityholder, we do not intend to list the Series A Preferred Stock on any exchange. We do not intend to list the Warrant on any exchange. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.
SELLING SECURITYHOLDERS
     The selling securityholders may include (i) Treasury, which acquired all of the shares of Series A Preferred Stock and the Warrant from us on December 19, 2008 in a private placement exempt from the registration requirements of the Securities Act of 1933, and (ii) any other person or persons holding shares of Series A Preferred Stock or depositary shares evidencing fractional interests in shares of Series A Preferred Stock, any portion of the Warrant and any shares of our common stock issued upon exercise of the Warrant, to whom Treasury has transferred its registration rights under the terms of the Purchase Agreement between us and Treasury. Treasury is required to notify us in writing of any such transfer of its registration rights within ten days after the transfer, including the name and address of the transferee and the number and type of securities with respect to which the registration rights have been assigned. As of the date of this prospectus, Treasury has not notified us of any such transfer. Accordingly, we believe that Treasury currently holds record and beneficial ownership of 100% of the outstanding shares of the Series A Preferred Stock and the entire amount of the Warrant (none of which has been exercised) covered by this prospectus.
     The securities to be offered under this prospectus for the account of the selling securityholders are:
•	2,000 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the shares of series A preferred stock outstanding on the date of this prospectus;

•	in the event shares of Series A Preferred Stock are deposited with a depositary, depositary shares evidencing fractional interests in such shares;

•	a warrant to purchase 1,179,245 shares of our common stock, representing beneficial ownership of approximately 6.15% of our common stock as of December 31, 2008; and

•	1,179,245 shares of our common stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 6.15% of our common stock as of December 31, 2008.
     For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the securities covered by this prospectus will be held by the selling securityholders.
     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on Series A Preferred and common stock issuable upon exercise of the Warrant as described in “Description of Series A Preferred Stock” and “Description of the Warrant” above, respectively.
     We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.
     Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.
     Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.
VALIDITY OF SECURITIES
     Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities will be passed upon for us by Jones Day, counsel to Seacoast. Certain legal matters with respect to Florida law will be passed upon for us by Crary, Buchanan, Bowdish, Bovie, Beres, Elder & Williamson, Chartered, special counsel to Seacoast.
EXPERTS
     The consolidated financial statements of Seacoast Banking Corporation of Florida as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report dated March 14, 2008 with respect to the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standard (SFAS) No. 157, Fair Value Measurements, and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115, as of January 1, 2007 and SFAS No. 123R, Share-Based Payment, effective January 1, 2006.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following is an itemized statement of the estimated fees and expenses in connection with the issuance and distribution of the securities registered hereby:

Registration Statement filing fees		$2,260
Attorneys’ fees and expenses		*
Accounting fees and expenses		$5,000

Total	$	*

*	Estimated expenses are not presently known.
Item 15. Indemnification of Directors and Officers
     The Florida Act permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, or that he or she reasonably believed was not unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides for indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, or that he or she reasonably believed was not unlawful, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines otherwise.
     To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, the Florida Act provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.
     Our amended and restated bylaws contain indemnification provisions similar to the Florida Act, and further provide that we may purchase and maintain insurance on behalf of our directors, officers, employees and agents in their capacities as such, or serving at the request of us, against any liabilities asserted against such persons whether or not we would have the power to indemnify such persons against such liability under our amended and restated bylaws.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, or to persons controlling us, pursuant to our amended and restated articles of incorporation, amended and restated bylaws or the Florida Act, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification in these cases is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

Exhibit No.	Exhibit
4.1
Amended and Restated Articles of Incorporation of Seacoast Banking Corporation of Florida (filed as Exhibit 3.1 to Seacoast Banking’s Quarterly Report on Form 10-Q for the three and nine months ended March 31, 2006, and incorporated herein by reference).

4.2
Amended and Restated Bylaws of Seacoast Banking Corporation of Florida (filed as Exhibit 3.2 to Seacoast Banking’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

4.3	Specimen Stock Certificate (filed as Exhibit 4.1 to Seacoast Banking’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

4.4
Articles of Amendment to the Company’s Certificate of Incorporation, establishing the terms of the Series A Preferred Stock, dated December 19, 2008 (filed as Exhibit 3.1 to Seacoast Banking’s Current Report on Form 8-K filed on December 23, 2008, and incorporated herein by reference).

4.5	Form of Certificate for the Series A Preferred Stock (filed as Exhibit 4.1 to Seacoast Banking’s Current Report on Form 8-K filed on December 23, 2008, and incorporated herein by reference).

4.6
Warrant for Purchase of Shares of Common Stock, issued on December 18, 2008 (filed as Exhibit 4.2 to Seacoast Banking’s Current Report on Form 8-K filed on December 23, 2008, and incorporated herein by reference).

4.7
Letter Agreement including the Securities Purchase Agreement — Standard Terms attached thereto, dated December 19, 2008, between the Company and United States Department of the Treasury, with respect to the issuance and sale of the Series A Preferred Stock and the Warrant (filed as Exhibit 10.1 to Seacoast Banking’s Current Report on Form 8-K filed on December 23, 2008, and incorporated herein by reference).

5.1	Opinion of Crary, Buchanan, Bowdish, Bovie, Beres, Elder & Williamson, Chartered.*

12.1
Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends for the nine-month periods ended September 30, 2008 and 2007, and the years ended December 31, 2007, 2006, 2005, 2004 and 2003.*

23.1	Consent of KPMG LLP.

23.2	Consent of Crary, Buchanan, Bowdish, Bovie, Beres, Elder & Williamson, Chartered.*

24.1	Power of Attorney.*

*	Previously filed.
Item 17. Undertakings
     The undersigned Registrants hereby undertake:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:
(i)	Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of a Registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned Registrants undertake that in a primary offering of securities of the undersigned Registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.
(6)	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of each Registrant pursuant to the provisions described in Item 15 above, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, Seacoast Banking Corporation of Florida certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of Stuart, State of Florida, on January 30, 2009.

SEACOAST BANKING CORPORATION OF FLORIDA
By:	/s/ William R. Hahl
	Name:	William R. Hahl
	Title:	Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on January 30, 2009.

Signature	Capacity

* Dennis S. Hudson, III	Chairman of the Board, Chief executive Officer and Director
* Dale M. Hudson	Vice-Chairman of the Board and Director
* A. Douglas Gilbert	President, Chief Operating & Credit Officer and Director
* Stephen E. Bohner	Director
* Jeffrey C. Bruner	Director

Signature	Capacity

* John H. Crane	Director
* T. Michael Crook	Director
* Christopher E. Fogel	Director
* Jeffrey S. Furst	Director
* Dennis S. Hudson, Jr.	Director
* Thomas E. Rossin	Director
* Thomas H. Thurlow, Jr.	Director
* Edwin E. Walpole, III	Director

*	By:	/s/ William R. Hahl

William R. Hahl Attorney-in-Fact